UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No)*
Lattice Incorporated
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
518414 10 7
(CUSIP Number)
Stacey Rivkin
1914 Advisors
4 Tower Bridge Suite 300
200 Barr Harbor
West Conshohocken PA 19428
(610) 684-5425
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 13, 2013
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
x  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 000000000

13G

Page x of x Pages








Harold F. Scattergood Jr.


1
..

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

XXXXXXXXXX


2
..

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3
..

SEC USE ONLY



4
..

CITIZENSHIP OR PLACE OF ORGANIZATION

Pennsylvania United States








NUMBER OF
SHARES
BENEFICIALL
Y OWNED BY
EACH
REPORTING
PERSON WITH

5
..

SOLE VOTING POWER

1,300,060.00


6
..

SHARED VOTING POWER

303,650,000.00


7
..

SOLE DISPOSITIVE POWER

00,000


8
..

SHARED DISPOSITIVE POWER

00,000






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

1,663,650.00


10
..

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
(see instructions)    ?


11
..

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.15%


12
..

TYPE OF REPORTING PERSON (see instructions)

IN













CUSIP No. 518414 10 7

13G

Page x of x Pages





Item 1.

(a
)
Name of Issuer
Lattice Incorporated




(b
)
Address of Issuer?s Principal Executive Offices
7150 N. Park Drive, Suite 500, Pennsauken, New Jersey
08109



Item 2.

(a
)
Name of Person Filing
Harold F. Scattergood Jr




(b
)
Address of the Principal Office or, if none, residence
4 Tower Bridge Suite 300
West Conshohocken PA 19428




(c
)
Citizenship
US




(d
)
Title of Class of Securities
Common Stock




(e
)
CUSIP Number
518414 10 7



Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a
)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b
)
?
Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).





(c
)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d
)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).





(e
)
?
An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);





(f
)
?
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(ii)(F);





(g
)
?
A parent holding company or control person in accordance with ?240.13d-1(b)(1)(ii)(G);





(h
)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i
)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j
)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a
)

Amount beneficially owned:  00,000






(b
)

Percent of class:  000%






(c
)

Number of shares as to which the person has:  00,000








(i)
Sole power to vote or to direct the
vote  XXXXXXXXXX.








(ii)
Shared power to vote or to direct the
vote  XXXXXXXXXX.








(iii
)
Sole power to dispose or to direct the disposition of XXXXXXXXXX.








(iv)
Shared power to dispose or to direct the disposition of XXXXXXXXXX.





Instruction. For computations regarding securities which represent a right to acquire an underlying security see ?240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company.

Item 8.  Identification and Classification of Members of the
Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







(b
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












CUSIP No. 518414 10 7

13G

Page x of x Pages





   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

11/13/2013
Date

/s/ Stacey Rivkin
Signature

Stacey Rivkin Director,
Authorized Signatory
Name/Title

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No)*
Lattice Incorporated
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
518414 10 7
(CUSIP Number)
Stacey Rivkin
1914 Advisors
4 Tower Bridge Suite 300
200 Barr Harbor
West Conshohocken PA 19428
(610) 684-5425
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 13, 2013
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
x  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 000000000

13G

Page x of x Pages








Maryhelen Scattergood


1
..

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

XXXXXXXXXX


2
..

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3
..

SEC USE ONLY



4
..

CITIZENSHIP OR PLACE OF ORGANIZATION

Pennsylvania United States








NUMBER OF
SHARES
BENEFICIALL
Y OWNED BY
EACH
REPORTING
PERSON WITH

5
..

SOLE VOTING POWER

0


6
..

SHARED VOTING POWER

62,550.00


7
..

SOLE DISPOSITIVE POWER

00,000


8
..

SHARED DISPOSITIVE POWER

00,000






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

62,550.00


10
..

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
(see instructions)    ?


11
..

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

..19%


12
..

TYPE OF REPORTING PERSON (see instructions)

IN













CUSIP No. 518414 10 7

13G

Page x of x Pages





Item 1.

(a
)
Name of Issuer
Lattice Incorporated




(b
)
Address of Issuer?s Principal Executive Offices
7150 N. Park Drive, Suite 500, Pennsauken, New Jersey
08109



Item 2.

(a
)
Name of Person Filing
Maryhelen Scattergood




(b
)
Address of the Principal Office or, if none, residence
142 Little Lane
Haverford PA 19041





(c
)
Citizenship
US




(d
)
Title of Class of Securities
Common Stock




(e
)
CUSIP Number
518414 10 7



Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a
)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b
)
?
Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).





(c
)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d
)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).





(e
)
?
An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);





(f
)
?
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(ii)(F);





(g
)
?
A parent holding company or control person in accordance with ?240.13d-1(b)(1)(ii)(G);





(h
)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i
)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j
)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a
)

Amount beneficially owned:  00,000






(b
)

Percent of class:  000%






(c
)

Number of shares as to which the person has:  00,000








(i)
Sole power to vote or to direct the
vote  XXXXXXXXXX.








(ii)
Shared power to vote or to direct the
vote  XXXXXXXXXX.








(iii
)
Sole power to dispose or to direct the disposition of XXXXXXXXXX.








(iv)
Shared power to dispose or to direct the disposition of XXXXXXXXXX.





Instruction. For computations regarding securities which represent a right to acquire an underlying security see ?240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company.

Item 8.  Identification and Classification of Members of the
Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







(b
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












CUSIP No. 518414 10 7

13G

Page x of x Pages





   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

11/13/2013
Date

/s/ Stacey Rivkin
Signature

Stacey Rivkin Director,
Authorized Signatory
Name/Title


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No)*
Lattice Incorporated
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
518414 10 7
(CUSIP Number)
Stacey Rivkin
1914 Advisors
4 Tower Bridge Suite 300
200 Barr Harbor
West Conshohocken PA 19428
(610) 684-5425
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 13, 2013
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
x  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No. 000000000

13G

Page x of x Pages








1914 Advisors


1
..

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
ONLY)

23-1720062


2
..

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3
..

SEC USE ONLY



4
..

CITIZENSHIP OR PLACE OF ORGANIZATION

Pennsylvania United States








NUMBER OF
SHARES
BENEFICIALL
Y OWNED BY
EACH
REPORTING
PERSON WITH

5
..

SOLE VOTING POWER

0


6
..

SHARED VOTING POWER

241,100.00


7
..

SOLE DISPOSITIVE POWER

00,000


8
..

SHARED DISPOSITIVE POWER

00,000






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

241,100.00


10
..

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
(see instructions)    ?


11
..

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

..75%


12
..

TYPE OF REPORTING PERSON (see instructions)

IA













CUSIP No. 518414 10 7

13G

Page x of x Pages





Item 1.

(a
)
Name of Issuer
Lattice Incorporated




(b
)
Address of Issuer?s Principal Executive Offices
7150 N. Park Drive, Suite 500, Pennsauken, New Jersey
08109



Item 2.

(a
)
Name of Person Filing
1914 Advisors





(b
)
Address of the Principal Office or, if none, residence
4 Tower Bridge Suite 300
West Conshohocken PA 19428




(c
)
Citizenship
US




(d
)
Title of Class of Securities
Common Stock




(e
)
CUSIP Number
518414 10 7



Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a
)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b
)
?
Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).





(c
)
?
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d
)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).





(e
)
?
An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);





(f
)
?
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(ii)(F);





(g
)
?
A parent holding company or control person in accordance with ?240.13d-1(b)(1)(ii)(G);





(h
)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i
)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j
)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a
)

Amount beneficially owned:  00,000






(b
)

Percent of class:  000%






(c
)

Number of shares as to which the person has:  00,000








(i)
Sole power to vote or to direct the
vote  XXXXXXXXXX.








(ii)
Shared power to vote or to direct the
vote  XXXXXXXXXX.








(iii
)
Sole power to dispose or to direct the disposition of XXXXXXXXXX.








(iv)
Shared power to dispose or to direct the disposition of XXXXXXXXXX.





Instruction. For computations regarding securities which represent a right to acquire an underlying security see ?240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company.

Item 8.  Identification and Classification of Members of the
Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







(b
)

The following certification shall be included if the statement is filed pursuant to ?240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.












CUSIP No. 518414 10 7

13G

Page x of x Pages





   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

11/13/2013
Date

/s/ Stacey Rivkin
Signature

Stacey Rivkin Director,
Authorized Signatory
Name/Title